Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form S-4 of our report dated April 15, 2026, except for the effects of the revision discussed in Note 2, as to which the date is September 30, 2026, relating to the financial statements of Hall Chadwick Acquisition Corp. as of December 31, 2025 and for the period from May 22, 2025 (inception) through December 31, 2025, which is included in this Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Pipara & Co LLP

New Delhi, India

October 1, 2026

New York Office: 1270, Ave of Americas, Rockefeller Center, FL7, New York – 10020, USA +1 (646) 387 - 2034	Corporate Office: “Pipara Corporate House” Near Bandhan Bank Ltd., Netaji Marg, Law Garden, Ahmedabad - 380006	Dubai Office: 1011, B-Block, Mazaya Centre, Sheikh Zayed Rd - Al Wasl - Dubai - UAE	Mumbai Office: #3, 13th floor, Tradelink, ‘E’ Wing, A - Block, Kamala Mills, Senapati Bapat Marg, Lower Parel, Mumbai - 400013	Delhi Office: Green Park Desq Work, Gate No. 1, 49/1 Yusuf Sarai, Nr. Green Park Metro Station, Delhi - 110016	Hyderabad Office: 509, Sandhya Techno - 1, Opp. KIMS Hospital, Raidurgam, Hyderabad Telangana, India, 500036
naman@pipara.com	T: + 91 79 40 370370	info@pipara.com	E: pipara@pipara.com	chintan.jain@pipara.com	sharyansh.ranka@pipara.com